Exhibit 10.1

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE SYMBOL “****” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.

MASTER SUPPLY AND ADVERTISING AGREEMENT

This Agreement (“Agreement”) is made this 5th day of July, 2005, by and among Ford Motor Company, a Delaware corporation (“Ford”), and The Hertz Corporation, a Delaware corporation (“Hertz”), and Hertz General Interest, LLC, a Delaware limited liability company (“Entity”).

WHEREAS, the purpose of this Agreement is to set forth the terms and conditions under which Ford will provide and Hertz will acquire Ford Vehicles for use in or in support of businesses conducted by Hertz at various locations in the United States, and for Hertz to advertise Ford Vehicles in the United States and for Ford to provide a portion of the funds for Advertising Programs.

Ford and Hertz agree as follows:

1. Term of Agreement. This Agreement shall be effective for the period beginning as of the date first written above and ending on August 31, 2010. Either party wishing to renew this Agreement must give written notice to the other party by June 1, 2010. This Agreement may, upon written agreement of the parties entered prior to August 31, 2010, be renewed for an additional five year term.

2. Definitions. The terms set forth below shall have the following meanings:

Acquire — to obtain, by purchase or lease, Ford Vehicles for use in or in support of operations at Hertz locations.

Acquisition — the act of Acquiring Vehicles.

Acquisition Year — each period of 12 months from and including September 1 to and including the next following August 31 during the term of this Agreement. Each such Acquisition Year shall be referred to by the calendar year next following the commencement of the Acquisition Year. For example, the 2005 Acquisition Year shall commence on September 1, 2004, and end on August 31, 2005. Acquisition Year may also be referred to as “Model Year”. “Advertising Year” shall refer to the same time period.

Advertising Programs — Programs carried out by Hertz in the United States, subject to the terms and conditions of this Agreement, that feature Ford Vehicles and promote the rental thereof.

Annual Acquisition Plan — a written plan for Acquisitions by Hertz of Ford Vehicles for an Acquisition Year (see Section 4.1).

Base Annual Volume — defined in Section 5.2.

Confidential Material — defined in Section 27.

Control — “control” (including “controlling,” “controlled by,” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation or other legal entity, whether through the ownership of voting securities, by contract, or otherwise.

Eligible Advertising — defined in Section 13.

Ford Dealer — an independent entity in the United States authorized by Ford to sell new Ford Vehicles under one or more dealer sales and service agreements.

Ford Fleet Programs — price incentives, guaranteed resale or repurchase incentives or similar programs offered by Ford to purchasers of Ford Vehicles for daily rental service in the United States.

Ford Vehicles — any new and previously unregistered Vehicles bearing the marks “Ford”, “Mercury” or “Lincoln” as from time to time are offered for sale by Ford in the United States to Ford Dealers for resale.

Hertz Licensee — an independent person or entity that is authorized by Hertz to conduct a daily motor vehicle rental business in the United States under the Hertz trademark.

Minimum Annual Volume — defined in Section 5.2.

Program Letter — the document reflecting the specific arrangements agreed by Hertz and Ford for Ford Fleet Programs to meet the specific needs of the parties for each Acquisition Year. The Program Letter will be subject to the terms and conditions of this Agreement.

Vehicle — any new and unused passenger car, van or truck.

[Supply Provisions]

3. Ford’s Fleet Programs. Ford will offer to Hertz, as soon as practicable prior to the commencement of the Acquisition Year, the Ford Fleet Programs then being offered to other daily rental companies for the upcoming Acquisition Year. Ford reserves the right in its sole discretion to terminate, discontinue, amend, supplement, or modify any such Ford Fleet Programs at any time and without cause, provided that any such action will be discussed in advance with Hertz, in meetings attended by persons with decision-making authority, to attempt in good faith to resolve any disagreement. After consultation between Ford and Hertz, the parties will annually execute a Program Letter incorporating the detailed terms of the Ford Fleet Program and modifications thereto for the coming Acquisition Year; changes to Ford Fleet Programs will not affect the terms of the Program Letter specifically negotiated with Hertz.

4. Annual Acquisition Plan.

4.1 On or before July 1 of each Acquisition Year, Hertz shall prepare and submit to Ford a plan for Acquisitions by Hertz of Ford Vehicles for the following Acquisition Year (the “Annual

Acquisition Plan”) which must be agreed to by Ford. The Annual Acquisition Plan shall specify the total volume, by model, for Acquisitions of Ford Vehicles. In order for Hertz to prepare the Annual Acquisition Plan, not later than June 1 of each Acquisition Year Ford will provide Hertz with the volume and mix of Ford Vehicles likely to be made available for Acquisition for the upcoming Acquisition Year.

4.2 Each month Hertz shall prepare and submit to Ford during the last week of the month a revision of the Annual Acquisition Plan showing the detail of Acquisitions of Ford Vehicles by Hertz by month and by vehicle line. Each revision will show a firm plan for Acquisitions of Ford Vehicles by month and by vehicle line for the next three months and, effective with the September submission, an estimate of Acquisitions for the remainder of the Acquisition Year. Hertz will also provide Ford a schedule of repurchase program vehicle returns, by month and geographic area, for Ford Vehicles anticipated to be returned in the current month and the following two months.

4.3 The mix of Ford Vehicles to be Acquired will be recorded in the Program Letter for an Acquisition Year. Ford will use reasonable efforts to achieve the agreed mix, and Hertz recognizes that changes to mix shall be changes determined necessary by Ford to accommodate changes to the Ford Vehicle production plans or Ford Vehicle option content. Hertz agrees that it will request Ford Dealers to submit orders on a timely basis in order for Ford to schedule production of Ford Vehicles prior to December 31 of an Acquisition Year accounting for at least 30% of the total Ford Vehicles to be Acquired in that Acquisition Year.

5. Annual Supply Program.

5.1 Ford will develop fleet offerings for use in the daily rental business that shall be generally competitive with those similar offerings by other automotive manufacturers, as to terms and conditions. Hertz, in its discretion, may enter into vehicle supply agreements with other automotive manufacturers or brands in the United States and in other countries.

5.2 Ford agrees to provide for Acquisition by Hertz a planned volume of at least **** Ford Vehicles for the 2005 Acquisition Year, **** Ford Vehicles for the 2006 Acquisition Year, **** Ford Vehicles for the 2007 Acquisition Year, **** Ford Vehicles for each of the 2008 and 2009 Acquisition Years, and **** Ford Vehicles for the 2010 Acquisition Year (“Base Annual Volume” for the applicable Acquisition Year). Failure to achieve total Acquisitions of **** Ford Vehicles for any Acquisition Year (“Minimum Annual Volume”) will be a material breach by Hertz of this Agreement; provided, however, that if such failure results from the failure of Ford to offer at least **** Ford Vehicles for Acquisition pursuant to the terms of this Agreement such failure will not be considered a material breach and may be subject to the provisions of Section 29. A minimum of 50% Ford Vehicles Acquired in each Acquisition Year shall be non-risk Vehicles (repurchase).

5.3 Within 15 days after the end of an Acquisition Year, Hertz shall cause its officer most familiar with the fleet programs offered by Ford and other manufacturers and its Chief Financial Officer to furnish to Ford a certification that the Ford Fleet Programs provided to Hertz are reasonably necessary for Ford to be competitive with programs offered by other manufacturers to Hertz, or reasonably available to Hertz.

5.4 Anything in this Agreement to the contrary notwithstanding, the parties acknowledge that the only entities authorized to purchase Ford Vehicles pursuant to the terms of this Agreement are Hertz and Entity, and the only entities that will purchase Ford Vehicles pursuant to the terms of this Agreement are Hertz and Entity. Hertz shall have the right to substitute or designate another entity or entities controlled by Hertz as the Entity.

6. Ford Vehicle Allocation.

6.1 In consideration of the obligations undertaken by Hertz, Ford shall cooperate with Ford Dealers with which Hertz negotiates the Acquisition of Ford Vehicles (consistent with the sales and service agreements between Ford and Ford Dealers) to make reasonable allocations of Ford Vehicles available for resale to Hertz, giving due consideration to the provisions of the applicable Program Letter. Subject to any reduced allocation described in Section 6.2 or disruption described in Section 6.3, such reasonable allocation of Ford Vehicles in any Acquisition Year shall not be fewer than the number of Ford Vehicles Hertz has agreed to acquire in the applicable Program Letter in a reasonable mix.

6.2 Ford may allocate fewer than the applicable Base Annual Volume of Ford Vehicles in an Acquisition Year, it being understood that Ford is subject to concurrent commitments to provide Ford Vehicles to Ford Dealers for other purposes, including demand for Ford Vehicles for retail sales. In the event Ford determines such commitments cannot be satisfied from existing Ford Vehicle production capacity, Ford shall have the right to allocate available Ford Vehicle production to balance those commitments in the manner it deems most appropriate in its business judgment. In these circumstances, Ford will use reasonable efforts to allocate to Hertz the maximum number of Ford Vehicles in short supply.

6.3 If, because of (a) shortage or curtailment of material, labor, transportation, or utility service; (b) any labor, product or production difficulty; (c) any governmental action; or (d) any cause beyond the reasonable control of Ford, Ford Vehicle production is disrupted and material numbers of Ford Vehicles to be Acquired by Hertz are delayed as a result, then Hertz and Ford shall negotiate in good faith to revise the affected Annual Acquisition Plan or Plans and Program Letters so that the applicable Minimum Annual Volume of Ford Vehicles can be Acquired.

7. Hertz Certificates on Acquisitions. As soon as practicable after each Acquisition Year, but not later than November 30 after such Acquisition Year, Hertz shall deliver to Ford a certificate signed by the officer of Hertz most familiar with Acquisitions of Ford Vehicles and its Chief Accounting Officer certifying for such Acquisition Year total Ford Vehicle Acquisitions by Hertz and Hertz Licensees, separately stated if available. Hertz will continue a Vehicle reporting system with respect to Ford Vehicles providing at least the same information on Ford Vehicles provided by the system in operation upon the execution of this Agreement. Ford may periodically examine such reporting data on reasonable request and notice to Hertz as provided in Section 23.

8. Hertz Purchase Decision.

8.1 In the event Hertz shall Acquire fewer than the Minimum Annual Volume of Ford Vehicles in any Acquisition Year, and the failure is not attributable to the conditions described in

Sections 6.2 or 6.3, Hertz recognizes that Ford may be harmed by the consequent loss of profit, production and exposure of Ford Vehicles to rental customers of Hertz who are potential purchasers of Ford Vehicles, and that the damages to Ford would be difficult to ascertain. Accordingly, Hertz agrees to pay Ford liquidated damages of **** per vehicle for any shortfall below the Minimum Annual Volume of Ford Vehicles Acquired by Hertz in any Acquisition Year; provided, however, no payment will be made if the shortfall is attributable to the conditions described in Sections 6.2 or 6.3 or to an agreement in the applicable Program Letter for Acquisitions below the Minimum Annual Volume. Such payment shall be in lieu of all other rights and remedies.

8.2 Such liquidated damages shall be paid 15 days after the delivery of the officer’s certificate required by Section 7 of this Agreement. Upon prior written notice to Hertz, Ford may offset the amount of any such damages against any payments then due or thereafter becoming due from Ford to Hertz subject to the provisions of Section 24, without limiting any right or remedy Ford may have to collect such liquidated damages from Hertz.

9. Option Allocation Agreements. Hertz agrees that so long as it purchases Ford Vehicles that are subject to Ford’s Daily Rental Repurchase Program (one of the Fleet Programs referenced in Paragraph 3 of this Agreement), Hertz will enter into an Option Allocation Agreement in which the amount allocated to the repurchase option shall equal the value, reasonably determined by Ford, of such option. Each such agreement will provide that the parties will reflect the allocations set forth therein in all federal, state and local income tax returns.

[Advertising Provisions]

10. Advertising Program. The Advertising Program will be conducted in the United States of America and will be conducted in such media or manner as Hertz may select, provided that not more than 10% of the expense of the program per Advertising Year will be in purely local advertising and not more than 15% of the expense of the program per Advertising Year will be in collateral material, such as direct mail literature, primarily associated with the Hertz # 1 Club Gold and related programs. Hertz will have sole discretion and control over all copy, art work, editorial matter, media and release dates for Eligible Advertising. Hertz, in its discretion, may enter into vehicle advertising agreements with other automotive manufacturers or brands in the United States and in other countries.

10A. Hertz Licensee Program.

10A.1 Hertz agrees that in each Advertising Year it will develop a program to promote the Acquisition of Ford Vehicles by Hertz Licensees (“Licensee Acquisitions”) for rental use in the daily motor vehicle rental business in the United States. Ford acknowledges that Hertz does not control the selection of Vehicles Hertz Licensees Acquire for their rental fleets.

10A.2 Hertz will include Licensee Acquisitions in the applicable Annual Acquisition Plan. The Licensee program will be reviewed with Ford prior to each Acquisition Year and any concerns expressed by Ford will be considered by Hertz prior to implementation. The Licensee program will permit Hertz Licensees the opportunity to Acquire Ford Vehicles on terms that will allow them to derive substantially the same benefit as agreed to between Ford and Hertz in the applicable Program Letter (allowing for any variations agreed to between Hertz and Hertz Licensees). Hertz will be responsible for coordinating Licensee Acquisitions with Ford, including forecasting Acquisitions, communications and certain payments to Hertz Licensees.

11. Advertising Payment.

11.1 Subject to Section 11.2, Ford will pay one-half of the costs of the Advertising Programs to the extent that it is considered Eligible Advertising under Section 13.

     (a) Ford’s base advertising payment will be **** in the Advertising Year ending on August 31, 2005 (the “2005 Advertising Year”). However, the parties recognize that the quarterly payments for the 2005 Advertising Year were calculated and paid by Ford in an amount provided in the prior agreement between Ford and Hertz System, Inc.; the total payments to Hertz for the 2005 Advertising Year will be adjusted so that the amount paid is that specified in this Section 11 and Section 12 of this Agreement.

     (b) For each of the Advertising Years indicated below, Ford’s base advertising payment (“the Base Advertising Payment”) shall be an amount calculated as follows:

(1)	for the 2006 Advertising Year, an amount equal to **** multiplied by: (i) a fraction, the numerator of which is the CPI for April 2005 and the denominator of which shall be the CPI for April 2004, or (ii) ****, whichever is smaller;

(2)	for the 2007 Advertising Year, an amount equal to the 2006 Base Advertising Payment multiplied by: (i) a fraction, the numerator of which is the CPI for April 2006 and the denominator of which shall be the CPI for April 2005, or (ii) ****, whichever is smaller;

(3)	for the 2008 Advertising Year, an amount equal to the 2007 Base Advertising Payment multiplied by: (i) a fraction, the numerator of which is the CPI for April 2007 and the denominator of which shall be the CPI for April 2006, or (ii) ****, whichever is smaller;

(4)	for the 2009 Advertising Year, an amount equal to the 2008 Base Advertising Payment multiplied by: (i) a fraction, the numerator of which is the CPI for April 2008 and the denominator of which shall be the CPI for April 2007, or (ii) ****, whichever is smaller;

(5)	for the 2010 Advertising Year, an amount equal to the 2009 Base Advertising Payment multiplied by: (i) a fraction, the numerator of which is the CPI for April 2009 and the denominator of which shall be the CPI for April 2008, or (ii) ****, whichever is smaller.

As used herein, “CPI” means the United States Department of Labor’s Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers, or the successor of such Index. The costs of the Advertising Programs shall include Hertz’s direct costs, including costs of materials, of preparing and distributing Hertz charge cards or Hertz-sponsored credit cards and related materials (but not other costs of Hertz’s charge card department), of preparing and distributing direct mail advertising material (advertising which is contemplated by this Agreement), and of administering the Hertz advertising department.

11.2 In each Advertising Year covered by this Agreement, the advertising payment to Hertz will be the Base Advertising Payment for the applicable Advertising Year, adjusted as provided in Section 12 of this Agreement, provided that the advertising payments to Hertz do not exceed 50% of the cost of Eligible Advertising.

12. Value of Advertising Program to Ford. As it is the express purpose and intent of the Advertising Program (and the payments provided thereunder) to increase the demand for the rental of, and thereby increase the demand for the purchase by retail buyers of, Ford Vehicles, it is the understanding and agreement of the parties hereto that, during the 2005, 2006, 2007, 2008, 2009 and 2010 Advertising Years, and subject to the provisions of this Section 12 and Section 8.1, Ford will not be required to pay Hertz any amounts under Section 11 if the number of Ford Vehicles Acquired in that Advertising Year is not at least **** Ford Vehicles. Effective September 1, 2005, for the purposes of this Section 12, the number of Ford Vehicles Acquired means the number of Ford Vehicles Acquired in an Advertising Year for Hertz’s U.S. corporate fleet and the fleets of independent businesses or individuals licensed by Hertz for the daily car rental business in the United States as part of the Hertz System (the “Hertz System Fleet”).

The payments to Hertz under Section 11 for each Advertising Year shall be:

(1)	increased by **** for each Ford Vehicle Acquired for the Hertz System Fleet in excess of **** Ford Vehicles in that Advertising Year, and

(2)	reduced by **** for each Ford Vehicle Acquired for the Hertz System Fleet fewer than **** Ford Vehicles, but at least **** Ford Vehicles, in that Advertising Year.

13. Eligible Advertising. To be considered Eligible Advertising under the Advertising Programs, advertising must:

a.     be published, or placed or controlled by Hertz or its affiliates; and

b.     indicate that Hertz features Ford Vehicles or refer only to Ford Vehicles at least once in a phrase, such as “Hertz rents Fords and other fine cars” (or in a manner with a leadership and influence value), and with a prominence that is reasonably satisfactory to Ford, and without mention of any other vehicle manufacturer; and

c.     where feasible, use or contain a pictorial representation of only a Ford Vehicle approved by Ford, in a manner and with a prominence reasonably satisfactory to Ford; and

d.     not contain any pictorial representation, trade name or endorsement of, or testimonial to, any vehicle other than a Ford Vehicle, or any reference by name to any vehicle manufacturer other than Ford , except as Ford may otherwise consent; and

e.     comply with the provisions of Sections 15 and 16 hereof.

14. Hertz to Place Advertising. Advertising that contains any pictorial representation, trade name or endorsement of, or testimonial to, a Ford Vehicle, or any reference by name to Ford or one of its affiliates shall be published, placed, and controlled by Hertz or its affiliates. As used in this Agreement, Hertz’s “affiliates” consist of its subsidiaries and other controlled affiliates, and Ford’s “affiliates” exclude Hertz and its affiliates.

     At Ford’s request from time to time and upon not less than ten (10) days’ prior notice to Hertz, Hertz’s duly authorized officials shall meet with Ford representatives at Hertz’s headquarters for the purpose of discussing the Advertising Programs, particularly as they relate to Ford’s name and good will or any of its trade or service marks. Hertz will use any such trade or service marks only in strict accordance with written authorization received from Ford and will in good faith, when not inconsistent with Hertz’s objectives, seek to meet Ford’s other requests or objections. Major changes in Advertising Programs and related strategies will be discussed with Ford in advance of implementation.

15. No Use of Ford in Script, Etc. Hertz will not use, and will use all reasonable efforts to prevent the use by any Hertz Licensee, any advertising or promotional materials that contain: the Ford script-in-oval trademark; the word “Ford” or “Ford Motor Company” in script; or any statement that is detrimental to Ford or to the good name of Ford, or to any product made or sold by Ford.

16. Pictures of Ford Vehicles. Ford will furnish to Hertz, from time to time, pictorial representations of Ford Vehicles and Ford Vehicles for photo shoots for use by Hertz in its Eligible Advertising. Each pictorial representation of a Ford Vehicle used in Eligible Advertising originally released more than one month after the public introduction of a new model of such Ford Vehicle will, if practicable, be a pictorial representation of such new model. Hertz will treat as Confidential Material (as defined in Section 27) all pictorial representations of Ford Vehicles and all information and data disclosed by Ford to Hertz hereunder as provided in Section 27.

17. No Copyright Violation. Hertz warrants that no Eligible Advertising or other material released by Hertz or anyone under its control will contain any reference to Ford or a Ford Vehicle that, to the best of Hertz’s knowledge, violates the copyright or right of privacy of, or constitute a libel or slander or actionable derogation of, or violate any legal or equitable right of, any person or entity; and in all other respects Hertz agrees, in the performance of its obligations hereunder, to comply with all laws, rules and regulations and other legal requirements applicable to the performance of such obligations. Hertz agrees to take reasonable steps to ensure that the Hertz Licensees are aware of these obligations and will abide by them.

18. Indemnities. Hertz will indemnify and hold harmless Ford, its controlled affiliates and its dealers from and against all claims, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys fees) arising out of or connected with any advertising, promotion or publicity released by Hertz or under Hertz’s control. Ford will indemnify and hold harmless Hertz, its controlled affiliates and their licensees from and against all claims, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys fees) arising out of or connected with the proper use, pursuant to this Agreement, of any pictorial representation, information or data furnished by Ford hereunder.

19. Competitive Rates and Copies. Hertz will use all reasonable efforts to obtain all Eligible Advertising at competitive rates and charges and will notify Ford in writing of the agency or agencies handling the same from time to time. Hertz will furnish to Ford, upon request made not more than twice a year, copies or examples of all Eligible Advertising materials (including, without limitation, print advertisements, collateral material, mat services, telecommunication material, and outdoor displays) prepared for Hertz or on Hertz’s behalf and placed by or through its advertising agencies during the month preceding such request.

20. Terms of Payment. Ford will pay Hertz, toward Ford’s share of the costs of Eligible Advertising, as provided in Section 11 hereof, on the first business day of each quarter (i.e., September 1, December 1, March 1 and June 1) in each Advertising Year during the term hereof, one-quarter of the amount calculated by adjusting the Base Advertising Payment for the applicable Advertising Year by the amount provided in Section 12 for the number of Ford Vehicles to be Acquired by Hertz as specified in the applicable Program Letter.

          a.     In no event will Ford be required hereunder to contribute:

(i)	any portion of funds paid by Hertz Licensees (other than Hertz’s affiliates) for local advertising, or

(ii)	any portion of funds used directly or indirectly for tariffs, directories or rate sheets, to the extent used to advertise vehicles other than Ford Vehicles, except as Ford may otherwise consent, and

          b.     As soon as practicable after the end of each quarter of each 12 month period beginning January 1 and ending December 31 during the term of this Agreement (“Calendar Year”), and as soon as practicable after the termination of this Agreement, Hertz will deliver to Ford a statement in reasonable detail for such quarter or for the final period preceding termination, certified by Hertz’s treasurer, controller, or an assistant treasurer or assistant controller, setting forth the amount spent or committed by Hertz during said period for Eligible Advertising. Ford may at any time proportionately reduce any quarterly payment if, during the year, the sum of its quarterly payments thus far in such year substantially exceeds 50% of the cost thus far for Eligible Advertising, and may continue such reduction as long as such excess exists.

          c.     As soon as practicable at the end of each Calendar Year prior to the termination hereof, and in no event later than April 1 of the following Calendar Year, Hertz will deliver to Ford a statement in reasonable detail for such Calendar Year, certified by its treasurer, controller, assistant treasurer or assistant controller, setting forth receipts for and expenditures or commitments made, charged or chargeable to said Calendar Year for Eligible Advertising, and Hertz will pay to Ford or charge to the next quarterly payment any excess of Ford’s payments in that Calendar Year over 50% of the total amount expended or committed for Eligible Advertising for such Calendar Year. For this purpose, Ford’s payments in any Advertising Year will be pro-rated equally over each month in each Calendar Year as appropriate.

          d.     Within a reasonable time after any termination of this Agreement, Hertz will deliver to Ford a statement in reasonable detail, certified by its treasurer, controller, assistant treasurer, or assistant controller, setting forth its expenditures for Eligible Advertising during the period between the first day of the Calendar Year in which such termination will have occurred and the date of such termination, and also setting forth the amount held in its advertising funds or the advertising funds of its affiliates as of the date of termination of this Agreement, less all accrued liabilities chargeable thereto, or commitments made as of said date, plus prepaid expenses which may have been charged to such funds, such as for non-Ford components of spectacular outdoor displays (which will have been amortized over the shorter of the term of the applicable lease or five years from the date such display commenced), which will be restored to such funds on a pro rata basis, plus the amount, if any, by which expenditures are in excess of the limitations agreed upon for local advertising and collateral material (herein sometimes called “the termination date balance of such funds”) and Hertz will simultaneously with the delivery of said statement to Ford, pay the portion of the termination date balance of such funds which Ford has theretofore contributed, or Ford will pay to the funds any sum so shown to be due, as the case may be.

21. Termination for Advertising Reducing Value of Advertising Program. Except as otherwise specifically provided in this Agreement, if there is published, placed or paid for by Hertz, anyone under its control, or any of its affiliates, any advertising of any make of vehicle other than a Ford Vehicle which Ford believes has reduced or may reduce the value to Ford or its affiliates of the Advertising Programs provided hereunder, Ford will discuss such advertising with Hertz, in meetings attended by persons with decision making authority, to attempt in good faith to resolve the matter. Following such discussions, if any such matter is not resolved to Ford’s satisfaction Ford in its sole discretion may terminate this Agreement as of the end of any month by giving Hertz at least twenty (20) days prior notice of termination. The publication by itself of advertising of a make of vehicle other than a Ford Vehicle or a manufacturer other than Ford does not give rise to Ford’s above right of termination under this Section 21; any such termination must be based on the overall content of such advertising. However, Ford shall have no right of termination with respect to advertising published, placed, or paid for by any of Hertz’s licensees or any licensee of any of its affiliates, unless such advertising is published or placed with the approval or consent of Hertz or its affiliates.

[General Provisions]

22. Illegality of Agreement.

22.1 If any provision of this Agreement is rendered invalid, illegal or unenforceable by enactment of a statute or a final decision by a court or governmental agency of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired, provided that if such action substantially alters the essence of this Agreement, the parties will meet and confer in an attempt in good faith to negotiate mutually agreeable changes in this Agreement.

22.2 If, following notice to Hertz and consultation with legal counsel to Hertz, in the opinion of legal counsel to Ford, the enactment of a statute or a final decision by a court or governmental agency of competent jurisdiction would likely require Ford to make payments similar to the payment for Eligible Advertising to or for the benefit of Ford Dealers or others, either party may terminate the provisions of this Agreement relating to the Advertising Programs, effective immediately upon notice to the other party. Upon such notice, neither party shall have further obligation to the other under those provisions, except as to obligations that are due and payable as of the date of partial termination. In addition, Hertz, at its option, may terminate this Agreement, effective immediately upon notice to Ford, except as to obligations that are due and payable and the obligation to purchase Ford Vehicles scheduled for production as of the date of such notice of termination.

23. Right to Audit Hertz Records. Ford shall have the right, during the term of this Agreement and for a period of twelve months after its termination, through its duly authorized agents or representatives, to examine, copy and audit all records of Hertz relating to its obligations under this Agreement at reasonable times and intervals during normal business hours and upon ten days’ prior written notice in order to verify Hertz’s compliance with such obligations. Such records will include, without limitation, all documents of Hertz and such Hertz Licensee information as Hertz may have in its custody pertaining to the Advertising Programs and the Acquisition of Ford Vehicles by Hertz and Hertz Licensees. Hertz agrees to retain all pertinent records and documents, including journals and ledgers, which relate in any way to such Acquisition and Advertising Programs for two Model Years prior to the current Model Year.

24. Right of Offset.

24.1 Immediately upon the failure of Ford, Ford Dealers or Ford Motor Credit Company (and their successors or assigns) to receive timely payment of amounts owed by Hertz or Entity with respect to the purchase of Ford Vehicles that, in the aggregate, exceed ****, Ford shall have the following rights:

     (a) The right to offset against such unpaid amount plus any amounts which Hertz or Entity may owe to Ford or Ford Dealers, any amounts which Ford may owe to Hertz or Entity for the repurchase of Ford Vehicles, provided, the foregoing shall in no way affect, modify or limit the obligations which Ford may owe to the Collateral Agent under a Collateral Agency Agreement among Hertz Vehicle Financing LLC, Hertz General Interest LLC, The Hertz Corporation, BNY Midwest Trust Company, as a secured party, not in its individual capacity but solely as Trustee, and BNY Midwest Trust Company, as Collateral Agent, Dated as of September 18, 2002, as amended; and

     (b) The right to offset against such unpaid amount plus any amounts which Hertz or Entity may owe to Ford or Ford Dealers, any and all amounts which Ford or it subsidiaries or its affiliates may owe to Hertz or Entity for any reason, provided, the foregoing shall in no way affect, modify or limit the obligations which Ford may owe to the Collateral Agent under a Collateral Agency Agreement among Hertz Vehicle Financing LLC, Hertz General Interest LLC, The Hertz Corporation, BNY Midwest Trust Company, as a secured party, not in its individual capacity but solely as Trustee, and BNY Midwest Trust Company, as Collateral Agent, Dated as of September 18, 2002, as amended; and

     (c) The right to terminate shipment of and stop in-transit any Ford Vehicles in the process of shipment for Acquisition by Hertz.

24.2 Hertz, on behalf of itself, any entities it controls and any entities providing services to it relating to the Acquisition or use of Ford Vehicles, agrees that none of them will assert any interest in any Ford Vehicles adverse to the ownership or security interests of Ford, any Ford Dealer, or Ford Motor Credit Company prior to the payment in full for the Ford Vehicle. (Ford agrees that Ford Vehicles titled to Hertz or Entity in the ordinary course of business will not violate the terms of this Section 24.2, provided that Hertz does not assert that such a title by itself creates any interest adverse to the ownership or security interests of Ford, any Ford Dealer, or Ford Motor Credit Company provided for herein.)

24.3 Prior to exercising its rights under this Section 24, Ford will confer with Hertz and discuss its concerns raised by the failure to receive timely payment of amounts owed and notify Hertz of actions Ford may take under this Section 24.

25. Entire Agreement. This Agreement contains the entire agreement among the parties and supersedes any prior agreements and understandings, written and oral, between Hertz and Ford with respect to the subject matter hereof. Furthermore, the parties hereby agree that: (i) each of the (a) Ford/Hertz Framework Supply Agreement, dated February 20, 1997, and as amended effective September 1, 2004, between Ford and Hertz, and (b) the Advertising Agreement, dated February 20, 1997, and as Amended and Restated effective September 1, 2004 between Ford and Hertz System, Inc. (clause (a) and (b) collectively, the “Terminated Agreements”) are hereby terminated effective as of the date first above written; (ii) neither Ford nor Hertz shall have any rights, title or interest in, to and under and will have no obligation or liability, following the date hereof, arising from or relating to, each of the Terminated Agreements except with respect to the provisions of paragraph 13 of the Advertising Agreement referred to in clause (i)(b) above and (iii) each of Ford and Hertz unconditionally releases and discharges each other and their respective affiliates, officers, directors, employees and representatives (collectively “Releasees”) from any and all actions, causes of action, suits, debts, dues, sums of money, controversies, agreements, damages, costs, judgments and demands whatsoever, in law or equity, which either Ford or Hertz had, now has or hereafter can, shall or may have against any of the Releasees, whether known or unknown, relating to any period of time based upon, relating to or in connection with the Terminated Agreements except with respect to the provisions of paragraph 13 of the Advertising Agreement referred to in clause (i)(b) above. This Agreement may not be changed in any way except by a writing signed and delivered by the duly authorized representatives of Ford and Hertz.

26. Notices. Any notice, consent, approval or other communication required or permitted hereunder shall be in writing, shall be transmitted given by registered or certified United States Mail or by express mail courier service, and shall be deemed given when deposited in the mail, postage prepaid and addressed as follows:

(a)     if to Ford:

Ford Motor Company
Regent Court Building
16800 Executive Plaza Drive Dearborn, MI 48126
Attention: Executive Director
          Rental, Lease and Remarketing Operations

with a copy to:

Ford Motor Company
Office of the Secretary
One American Road
Dearborn, Michigan 48126; and

(b)     if to Hertz or Entity:

The Hertz Corporation
225 Brae Blvd.
Park Ridge, NJ 07656
Attention: Chairman of the Board and Chief Executive Officer

Such addresses may be changed by notice given in like manner.

27. Confidentiality. This Agreement, or any part of the contents hereof, and all records, statements and matters relating hereto including information obtained or provided by one party to the other, including information provided pursuant to Sections 16 [advance pictures of vehicles for advertising] and 23 [right to audit records of Hertz] (collectively “Confidential Material”) shall be treated as confidential and each of the parties shall take or cause to be taken the same degree of care in preventing disclosure of the Confidential Material as it does with its own confidential trade or business information. Further, except as may otherwise be required by law or by subpoena or civil investigative demand, neither party shall provide the Confidential Material, or any part thereof, to any other person or legal entity, without the prior written consent of the other, which consent shall not be withheld unreasonably. In disclosing the Confidential Material to any person or legal entity, the disclosing party will impose on the receiving party the same degree of confidentially and care that the parties have undertaken in the first sentence of this Section or, in the case of Confidential Material supplied to any person or governmental agency pursuant to subpoena or civil investigative demand, requirement of the Securities and Exchange Commission or similar request, the disclosing party will seek an appropriate protective order or confidential treatment, and will use its best efforts to assure that the receiving party or entity returns all copies of all the Confidential Material that shall have been furnished to it, promptly after the receiving party or entity shall have completed its required analysis or review of such Confidential Material.

28. Michigan Law. This Agreement shall in all respects be governed by and be construed in accordance with the laws of the State of Michigan without giving effect to the principles of conflicts of laws thereof. Any litigation regarding this Agreement shall be brought only in the United States District Court in Detroit, Michigan. The parties irrevocably and unconditionally waive any objection to the laying of venue of any such litigation in that Court, and agree not to plead or claim that such litigation has been brought in an inconvenient forum. Neither party shall be liable for any special, incidental, consequential or punitive damages caused by or arising out of any performance or non-performance of this Agreement.

29. Dispute Resolution. If a dispute arises between the parties relating to this Agreement, the following procedure shall be implemented before either party pursues other available remedies except that either party may seek injunctive relief from a court where appropriate in order to maintain the status quo while this procedure is being followed:

     (a) The parties shall hold a meeting promptly, attended by persons with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the parties hereunder or be deemed a waiver by a party hereto of any remedies to which such party would otherwise be entitled hereunder.

     (b)     If, within 30 days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation in accordance with the then-current Model Procedure for Mediation of Business Disputes of the CPR Institute for Dispute Resolution and to bear equally the costs of the mediation.

     (c) The parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the CPR Institute for Dispute Resolution if they have been unable to agree upon such appointment within 20 days from the conclusion of the negotiation period.

     (d)     The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days. If the parties are not successful in resolving the dispute through the mediation, then the parties agree to submit the matter to binding arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator.

     (e) Mediation or arbitration shall take place in the City of Dearborn, Michigan or Park Ridge, New Jersey or such other location agreed to by the parties. The substantive and procedural law of the State of Michigan shall apply to the proceedings. Equitable remedies shall be available in any arbitration. Punitive damages shall not be awarded. This clause is subject to the Federal Arbitration Act, 9 U.S.C.A. § 1 et seq. and judgment upon the award rendered by the Arbitrator, if any, may be entered by a court as provided in Section 28.

30. Termination.

30.1 Ford and Hertz may terminate this Agreement upon mutual agreement at any time.

30.2 In addition to the right of termination in Section 21, the non-breaching party may terminate this Agreement if the other party shall materially breach any material representation, warranty, covenant or obligation contained in this Agreement, and such other party shall fail to cure such breach, if capable of cure, within 90 days after the date written notice specifying the nature of such breach is received by it from the non-breaching party (or such longer period of time if permitted by the non-breaching party in writing).

30.3 A party may terminate this Agreement effective immediately by giving written notice to the other party in the event the other party is adjudged insolvent or bankrupt, or upon the institution of any proceeding by or against the other party (and, in the latter case, not dismissed within 30 days) seeking relief, reorganization or arrangement under any Law relating to insolvency, or for the making of any assignment for the benefit of creditors, or upon the appointment of a receiver, liquidator or trustee of any substantial part of the other party’s property or assets, or upon liquidation, dissolution or winding up of the other party’s business.

30.4 Termination or expiration of this Agreement shall not affect either party’s obligations in existence on or prior to the effective date of the termination or expiration or obligations that arise upon termination or expiration.

30.5 The provisions set forth in Sections 8, 15, 17, 18, 23, 24, 27 and 29 of this Agreement shall survive the termination or expiration of this Agreement to the extent required for their full observance and performance.

31. Failure to Perform due to Strike, etc. Excused. Other than payment obligations, if the failure of either party to fulfill its obligations within the time periods set forth in this Agreement, arise because of circumstances such as acts of God, acts of government, floods, fires, explosions, accidents, strikes or other labor disturbances, wars, civil insurrection, sabotage, nuclear or environmental disaster or other similar circumstances wholly outside the control of the defaulting Party (collectively, “Force Majeure Event”), then such failure shall be excused hereunder for the duration of such Force Majeure Event. In the event a Force Majeure Event continues for more than thirty calendar days, the parties will commence negotiations in an effort to agree on modifications to this Agreement permitting both parties to continue without substantial penalty.

32. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

33. Waivers and Extensions. The parties to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision will be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision. No waiver or extension of time for performance of any obligations or acts will be deemed a waiver or extension of the time for performance of any other obligations or acts.

34. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Hertz and Ford and their respective successors and assigns; provided, however, no assignment of the obligations of Hertz or Ford hereunder shall release Hertz or Ford, as assignor, from the performance of its obligations for the remainder of the term of this Agreement following any assignment. This Agreement and the rights, duties and obligations contained in it may not be assigned by a party without the prior written consent of the other party, provided the other party receives at least 30 days notice of the proposed assignment and its terms. Information reasonably requested from the proposed assignor or assignee will be provided at least 10 business days prior to the date any consent is due.

35. Headings. The paragraph headings herein are included for convenience of reference only and shall not be deemed a part of this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, effective as of the day and year first above written.

FORD MOTOR COMPANY		THE HERTZ CORPORATION

By:	/s/ S. G. Lyons	By:	/s/ Craig R. Koch

Its:	Group Vice President	Its:	Chairman of the Board and Chief
Executive Officer

HERTZ GENERAL INTEREST, LLC

By:	/s/ Paul J. Siracusa

Its:	President